Exhibit 10(i)(1)



                          Amendment
                           to the
      Fee Continuation Plan for Non-Employee Directors
                (effective November 10, 1995)



The Fee Continuation Plan for Non-Employee Directors is amended as follows:

     1. the minimum annual cash retainer fee and annual stock grant on which Fee Continuation Payments under the Plan are based shall be $30,000 and 500 shares, respectively, for persons who,on the date of the Amendment, serve as Directors of the Company;

     2.  service as a non-employee Director after December
31, 1995 shall not be counted for any purpose under the Plan; and

     3. each current non-employee Director having 120 or more months of service as a member of the Board at December 31, 1995 shall be entitled to receive Fee Continuation Payments upon retirement from the Board or at age 65 (whichever is later) at 100% of the minimum annual cash retainer fee and annual stock grant amounts set forth in clause (1) of this Amendment, and each current non-employee Director having less than 120 months of service as a member of the Board at December 31, 1995 shall be entitled to receive Fee Continuation Payments upon retirement from the Board at age 65 (whichever is later) at a rate of 10% of such minimum annual cash retainer fee and annual stock grant amounts for each full year of service as a non-employee Director as of December 31, 1995.